EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 8, 2012, with respect to the consolidated financial statements and financial statement schedule included in the Annual Report of EDAC Technologies Corporation on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of EDAC Technologies Corporation on Forms S-8 (File No. 333-24857, effective April 9, 1997, File No. 333-81259, effective June 22, 1999 File No. 333-62026, effective May 31, 2001, File No. 333-62028, effective May 31, 2001, File No. 333-152721, effective August 1, 2008 and File No. 333-175736, effective July 22, 2011).

/s/ Grant Thornton LLP
Glastonbury, Connecticut
March 8, 2012